EXHIBIT 99.1

Patriot Bank Announces Significant Upgrade to SBA Team

STAMFORD, Conn., Feb. 19, 2021 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (“Patriot”) (NASDAQ:PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced the reorganization of the SBA team to strengthen its nationwide SBA Business Lending Unit platform. The Bank believes this will assist more Small Businesses in obtaining needed capital.

Mr. Gary Griffin has been hired as the National SBA Sales Manager. Mr. Griffin brings over 30 years of extensive SBA and leadership experience. Mr. Griffin holds degrees in Finance from University of Denver and Accounting from Georgia State University.

Mr. Michael Green to serve as Vice President, Business Development Officer working out of Georgia. Mr. Green brings over 25 years of experience in the SBA industry. Mr. Green holds a degree in Accounting from Howard University.

Mr. Ty Barksdale to serve as Vice President, Business Development Officer working out of Ohio. Mr. Barksdale comes to Patriot with over 15-years of experience in SBA and USDA lending. Mr. Barksdale holds degrees in Economics and Mathematics from Hampden-Sydney College.

Mr. Skip Canavan to serve as Vice President, Business Development Officer working out of Florida. Mr. Canavan has over 20 years of experience in SBA and USDA lending. Mr. Canavan has a degree in Business Management from El Camino College and a degree in Lied Institute of Commercial Real Estate Studies from University of Las Vegas.

Ms. Rebecca Puglia to serve as Vice President, Senior Portfolio Manager and Underwriter. Ms. Puglia brings over 17 years of extensive experience in underwriting, portfolio management in the SBA and commercial lending fields. Ms. Puglia has a degree in Business Administration from Rowan College.

Ms. Susan Raizer to serve as Vice President, Senior Underwriter. Ms. Raizer brings over 23 years of extensive underwriting and portfolio management experience in SBA and commercial Lending. Ms. Raizer holds a Master of Arts Degree from Hunter College, a Master of Science Degree in Business Administration from Fordham University, and a Master of Science Degree from the University of North Dakota.

“I’m excited to welcome our new SBA team to Patriot and I look forward to the benefit they will bring to the Small Business community and Patriot”, commented President and CEO Robert Russell. “These individuals have been successful in developing new business opportunities and are very skilled in Small Business Lending.

About the Company

Founded in 1994, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Patriot”), a nationally chartered bank headquartered in Stamford, CT.  Patriot operates with full-service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business.  An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

Contact:
Patriot Bank, N.A. 900 Bedford Street Stamford, CT 06901 www.BankPatriot.com	Frederick K. Staudmyer EVP & Chief Administrative Officer 203-252-5921	Robert G. Russell, Jr. President & Chief Executive Officer 203-252-5939